Calculation of Filing Fee Tables
S-8
DBV Technologies S.A.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, nominal value euro0.10 per share reserved for future issuance upon the exercise of stock options issuable under the 2026 Stock Option Plan	Other	14,062,921	$ 3.73	$ 52,454,695.33	0.0001381	$ 7,243.99
2	Equity	Ordinary Shares, nominal value euro0.10 per share reserved for future issuance upon settlement of free shares issuable under the 2026 Free Share Plan	Other	14,062,921	$ 3.73	$ 52,454,695.33	0.0001381	$ 7,243.99
3	Equity	Ordinary Shares, nominal value euro0.10 per share reserved for future issuance upon the exercise of stock options issuable under the 2026 Performance Share Unit Plan	Other	4,060,000	$ 3.73	$ 15,143,800.00	0.0001381	$ 2,091.36
Total Offering Amounts:						$ 120,053,190.66		$ 16,579.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,579.34
Offering Note
[1]	(1) These shares may be represented by the Registrant's American Depositary Shares, or ADS. Each ADS represents five Ordinary Shares (the "Ratio"). (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional of the Registrant's Ordinary Shares that become issuable in respect to of the securities identified in the above table or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding Ordinary Shares. (3) Represents ordinary shares that are reserved for future grants under the 2026 Stock Option Plan. These amounts are estimated solely for the purpose of calculating the registration fee. (4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the price of $3.73 per ADS, which was the average of the high and low prices of the ADS as reported on NASDAQ for June 1, 2026, and as adjusted for the Ratio.

[2]	(1) See 1 (1) - (2) and (4). (2) Represents ordinary shares that are reserved for future grants under the 2026 Free Share Plan. These amounts are estimated solely for the purpose of calculating the registration fee.

[3]	(1) See 1 (1) - (2) and (4). (2) Represents ordinary shares that are reserved for future grants under the 2026 Performance Share Plan. These amounts are estimated solely for the purpose of calculating the registration fee.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources